JOINT WRITTEN CONSENT
OF THE
BOARD OF DIRECTORS
AND
MAJORITY STOCKHOLDERS
OF
HAMMONDS INDUSTRIES, INC.
a Nevada Corporation

The undersigned, being the members of the Board of Directors of Hammonds Industries, Inc., together with the holders of at least a majority of the outstanding shares of Hammonds Industries, Inc., a Nevada corporation (the "Corporation"), acting pursuant to NRS Section 78.320 of the Revised Nevada Statutes and the by-laws of the Corporation, do hereby adopt the following resolutions by written consent as of this 25th day of March 2009:

ASSET PURCHASE AGREEMENT

WHEREAS, the undersigned have determined, after reviewing the Corporation’s business operations and financial condition, including the existing credit conditions confronting the national economy and the Corporation’s  inability to raise additional funds whether through the issuance of debt or equity necessary to continue its operations, that it is in the best interests of the Corporation and its stockholders to sell all of its assets. The Corporation’s Board of Directors considered a number of factors in deciding to enter into the Asset Purchase Agreement with an unaffiliated third party, Fabcorp, Inc., a copy of which is attached hereto as Exhibit A, and sell all of its assets, including all of the shares of its operating  wholly-owned subsidiaries, Hammonds Fuel Additives, Inc., Hammonds Technical Services, Inc., Hammonds Water Treatment Systems, Inc. and Hammonds ODV, Inc. (collectively, the “Operating Subsidiaries”).
Those reasons included, among others: the poor business outlook for the Operating Subsidiaries because of the Corporation’s inability to raise sufficient capital, either through equity or debt financing; the weak financial viability of the Operating Subsidiaries without a substantial infusion of capital; that at December 31, 2008 total current liabilities of the Corporation was $6,859,224 as compared to current assets of $2,811,371 and total liabilities were $7,343,279 or $461,286 more than  total assets of  $6,881,993; while the Corporation’s management has been actively seeking financing, either through equity or debt, necessary to support ongoing operations and  retained investment banking consultants pursuing several possible financing opportunities, none of the Corporation’s efforts were successful and no additional financing was raised; the ongoing  upheaval in the credit and investment environment; and the Corporation’s management had determined that it would be unable to continue as a “going concern.”

WHEREAS, the Corporation, being familiar with the business of Fabcorp, a Houston-based private contract manufacturer with over 20 years of experience manufacturing components principally for the United States military, contacted the principals of Fabcorp, a party willing to acquire the operations of the Corporation but not the Corporation as a public company, in order to preserve the market presence enjoyed by the Corporation’s Operating Subsidiaries;  and

WHEREAS, pursuant to the Asset Purchase Agreement, Fabcorp has agreed to purchase all of the assets of the Corporation, including all of the outstanding equity interests in the Operating Subsidiaries, free and clear of all liens and other encumbrances, in consideration for the payment of liabilities of the Corporation to Texas Community Bank in the amount of $2.6 million, payment of the senior promissory bridge note of $250,000 to the Corporation’s institutional investor, Vision Opportunity Master Fund, Ltd., the assumption of all payables and liabilities of the Corporation of approximately $2.6 million and the commitment to provide continuing financial support for the Operating Subsidiaries; and

WHEREAS, subject to and in compliance with NRS Section 78.320 of the Revised Nevada Statutes, it is deemed to be in the best interests of the Corporation and its shareholders that the Corporation execute and deliver the Asset Purchase Agreement and as a non-operating public company pursue other business opportunities through a merger, acquisition or other business combination with an operating entity.

NOW, THEREFORE, BE IT RESOLVED, that, subject to the foregoing, the officers of the Corporation be and hereby are authorized, empowered and directed, for and on behalf of the Corporation to execute and deliver the Asset Purchase Agreement.

RESOLVED FURTHER, that the officers of the Corporation, be and hereby are authorized, empowered and directed, for and on behalf of the Corporation, to take such further action and execute and deliver any additional agreements, instruments, certificates, filings or other documents and to take any additional steps as the officers deem necessary or appropriate to effectuate the purposes of the foregoing resolutions;

RESOLVED FURTHER, that any action or actions heretofore taken by the officers of the Corporation for and on behalf of the Corporation in connection with the foregoing resolutions are hereby ratified and approved as the actions of the Corporation.

This Joint Written Consent, dated and executed this __ day of March, 2009,  shall be added to the corporate records of this Corporation and made a part thereof, and the resolutions set forth above shall have the same force and effect as if adopted at a meeting duly noticed and held by the Board of Directors and the stockholders of this Corporation. This Joint Written Consent may be executed in counterparts and with facsimile signatures with the effect as if all parties hereto had executed the same document. All counterparts shall be construed together and shall constitute a single Joint Written Consent.

Name and Position	Number of Shares	%
Carl Hammonds, CEO and Chairman /s/ Carl Hammonds	17,000,000	34%
John W. Stump III, CFO and Director /s/ John W. Stump III	100,000	*
Richard Richardson, V-P and Director /s/ Richard Richardson	20,000	*
American International Industries, Inc., Shareholder /s/ Daniel Dror, Chairman	6,733,631	13%
International Diversified Corporation, Ltd., Shareholder /s/ Elkana Faiwuszewicz, Chairman	4,475,564	9%
Dror Family Trust /s/ Daniel Dror, Trustee	1,255,968	3%
Daniel Dror II /s/ Daniel Dror II	955,010	1%
Daniel Dror II Trust of 1998 /s/ Daniel Dror II, Trustee	439,662	1%
Sherry Couturier, Shareholder /s/ Sherry Couturier	435,640	1%
Daniel Dror Trust of 1976, Shareholder /s/ Barbara Franzheim, Trustee	294,516	1%
Daniel Dror, Shareholder /s/ Daniel Dror	171,024	*
Elkana Faiwuszewicz, Shareholder /s/ Elkana Faiwuszewicz	75,664	*
TOTAL	31,956,659	64%
* - Less than 1